Exhibit 10.10
AQUILA, INC. d/b/a AQUILA NETWORKS
LARGE VOLUME TRANSPORTATION
SERVICE AGREEMENT
(Iowa)
     This Agreement is entered into effective at the date shown below, by and between Aquila, Inc., d/b/a Aquila Networks (“Company”) and Customer, whose name and service address are identified below.
     Whereas, Customer has obtained or will obtain supplies of natural gas and desires Company to receive such natural gas and transport and deliver such gas to Customer, and to provide certain other related services to Customer; and
     Whereas, Company is willing to provide natural gas transportation and related services to Customer, subject to the terms and conditions set forth herein.
     Now, therefore, in consideration of the above premises and the covenants contained herein, Company and Customer agree as follows:
     1. Availability: Service under this Agreement is available to any large volume customer as defined in accordance with Company’s then current rate schedules. Customers with multiple service locations may include premises served under the Company’s Small Volume and General Service rate schedules if other premises are served under the Large Volume rate schedules.
     2. Character of Service. Service hereunder shall be offered on a non-discriminatory firm and/or interruptible basis contingent upon adequate system capacity.
     3. Confirmation Regarding Interruptible Service Customers electing interruptible service hereby confirm the customer has an alternate fuel capacity or is willing to discontinue gas service during periods of curtailment. Customer represents that it meets the service requirements for transportation service under this Agreement.
     4. Pipeline Capacity Assignment. Large volume customers who convert to transportation service may be required to take assignment to pay for, at the option of the Company, firm interstate natural gas pipeline capacity and supplies designated by Company for a period of up to one year. Service will be provided on a firm basis only if Customer has arrange firm transportation for such gas supplies on the interstate pipeline serving Company’s distribution system.
     5. Governing Tariff. Service hereunder is provided by Company pursuant to its Transportation Rate Schedule, and pursuant to the General Rules, Regulations, Terms and Conditions, including but not limited to provisions governing pipeline charges, nominations, payment and penalties, all as contained in Company’s Gas Tariff on file with the Iowa Utilities Board (“IUB”), as the same may be amended, modified or superseded from time to time (the “Tariff”).

     6. Customer Obligations for Firm Service: Customer agrees to provide and maintain the following:
A. Firm Transportation Rights. Customer represents to Company that it has and will maintain, or will have and maintain at all relevant times, firm transportation pipelines upstream of Company’s natural gas distribution system in the community(ies) of service to deliver on a firm basis all volumes of gas to Company for Customer’s accounts identified on Exhibit “A” attached hereto. In the event any such firm transportation rights are terminated or limited in any manner so that Customer is unable to deliver gas to Company’s natural gas distribution system as required herein, then Customer shall immediately notify Company in writing sent by facsimile to the fax number provided in Section 16.
B. Telemetry. Customers must install telemetry equipment acceptable to Company. Customer must reimburse Company for the cost of all on-site plant investments, including telemetry equipment, installed by Company to provide transportation service to Customer. The telemetry equipment and any other improvements shall remain the property of Company and will be maintained by the Company. Customer shall also provide telephonic access and service to this telemetry equipment acceptable to Company.
     7. Optional Aggregation Service: A Marketer may combine a group of transportation Customers that (a) have the same balancing provisions (b) are located on the same interstate pipeline system and (c) are within the same interstate pipeline operational zone. If the Marketer purchases this aggregation service, the aggregated group will be considered as one Customer for purposes of calculating the daily scheduling penalties and monthly imbalances, i.e., individual Customer nominations and consumption will be summed and treated as if they were one Customer. This does not include aggregation of fixed costs of customer charges. The cost of this aggregation service is $0.04 per Mcf of gas delivered to the aggregated group.
     8. Charges: Customer shall be responsible for and shall pay to Company the following charges for the periods indicated or as otherwise applicable:

Transportation Administration Charge:	$150 per month per facility for administrative costs relating to transportation service. Facility shall include all meters under common ownership behind the same town border station (TBS).

Customer Charge:	The applicable sales tariff basic monthly charge for which Customer would otherwise qualify, subject to change as may be approved by the IUB from time to time.

Capacity Charge:	If applicable, the amount is set forth in Customer’s then current regular sales tariff schedule.

Delivery Charge:	All volumes received by Customer hereunder shall be charged a rate equal to the tariff volumetric delivery omponent of Company’s rate then in effect under its sales rate schedule for such Customer. In addition, Customer must pay for all fixed gas costs assigned to Customer in the regular sales tariff rate. Fixed gas costs could include, but are not limited to: Daily Firm Capacity Charges and Annual Cost Adjustment Charges. Additional costs will be assigned as they are authorized by the FERC or the IUB to be charged for transportation services, including but not limited to take-or-pay costs, TCR costs, and GRI costs. In addition, all volumes delivered from system gas supply shall be charged the rate set forth in the appropriate Company’s sales tariff schedule.

Optional Services:	The following service, described in Company’s Tariff are available at Customer’s option: Aggregation Service
Customer has elected and agreed to purchase the optional services designated in Section...herein, if any. Customer agrees to pay the charges associated therewith according to and as set forth in Company’s Tariff as amended from time to time. Customer shall, upon request of Company, execute such agreements as Company deems necessary or appropriate to effectuate the applicable services.
     9. Term: This Agreement shall remain in effect for a primary term of five W.A.S. years from the date service commences hereunder, and thereafter from year to year until canceled by either party with notice as required in Company’s then current tariffs.
     10. Pipeline Charges; Capacity Assignment: Any charges that Company incurs from a pipeline on behalf of Customer will be passed through to Customer.
     11. Regulatory Commission Authority: The provisions of this Agreement are subject to Company’s Tariff, including but not limited to force majeure provisions, all valid legislation with respect to the subject matter hereof and to all present and future orders, rules, and regulations of the Iowa Utilities Board (“IUB”) and any other regulatory authorities having jurisdiction over (i) the transportation of natural gas contemplated hereunder, or (ii) the construction and operation of any facilities required to deliver said natural gas. Customer agrees that Company shall have the right to unilaterally make and to file with any and all regulatory bodies exercising jurisdiction, now or in the future, changes in rates or new rates or any other changes to Company’s Tariff, and that Customer shall be bound by such changes or new rates as are approved by such regulatory bodies. In the event of any conflict between the terms of this Agreement and the Tariff, the Tariff shall control.
     12. Acknowledgment of Transportation Risks: Customer hereby acknowledges and accepts the following risks and requirements associated with transporting gas:
A.	the risk that Customer may incur penalties for unauthorized takes, balancing and scheduling charges, and any charges Company incurs from the pipeline on behalf of Customer; and

B.	The Risk that Customer must stop using gas when notified by Company or by Customer’s gas supplier of any interruption affecting Customer’s gas supply of transportation service.
     13. Indemnification: In addition to indemnifications included above, Customer (the “Indemnifying Party”) will indemnify, hold harmless and defend Company and its officers, directors, shareholders, agents, employees, and representatives (collectively, the “Indemnified Party”) from all claims, liabilities, fines, interest, costs, expenses and damages (including reasonable attorneys’ fees) incurred y the Indemnified Party (collectively the “Indemnified Losses”), for any damage, injury, death, loss or destruction of any kind to persons or property, to the extent the damage, injury, death, loss or destruction arises out of or is related to the conduct, negligence, willful misconduct, misrepresentation, or other breach of this Agreement on the part of the Indemnifying Party or any of its representatives, agents, employees or contractors.
     14. Assignment: Customer may not assign this Agreement, in whole or in part, or delegate any of its obligations under this Agreement with the prior written consent of Company.
     15. Entire Agreement: This Agreement and Company’s tariff constitute the entire agreement of the parties with respect to the subject matter hereof, and supersedes and replaces all other prior or contemporaneous agreements between the parties regarding such subject matter.
     16. Notices: Notices required or otherwise given under this Agreement, except notices specifically allowed to be provided by facsimile, shall be given in writing and mailed by first class mail to the other party at the addresses provided below:

Company:	Customer:

Aquila, Inc.
d/b/a Aquila Networks
Attention: Larry L. Eckhart
1015 Cedar Cross Rd.
Dubuque, IA 52003

Telephone: 563-583-0415 x12
Fax: 563-583-0850

Gas Supply Services Division
Attention: GSS
1815 Capital Avenue
Omaha, NE 68102
Telephone: 800-454-8652
Fax:
Company: Western Dubuque BioDiesel Attention: Ed Recker, Manager Address: 10749 Jamesmeir Road City, State: Farley, IA ZIP Code: 52046 Telephone: 563-744-3554 Fax:

     17. Customer Elections
Election of Interruptible and Firm Units
Daily Interruptible Units 0 MMBtu
Daily Firm Units: 500   MMBtu
Election of Optional Services

Aggregation Service X
     The parties have executed this Agreement effective the date first above written.

Aquila, Inc., d/b/a
Aquila Networks		Amaizing Energy Corp., L.L.C. (Print customer name)
By: Name:	/s/ Larry L. Eckhart Larry L. Eckhart	By Name:	/s/ William G. Schueller William G. Schueller
Title:	Customer Relations	Title:	Chairman
Date:	12-16-06	Date:	12/15/06

ADDENDUM TO
LARGE VOLUME TRANSPORTATION
SERVICE AGREEMENT
     This Addendum is made and entered into effective the 10th day of January, 2007, by and between Aquila, Inc., d/b/a Aquila Networks (“Company”) and Western Dubuque BioDiesel, LLC. (“Customer”).
     WHEREAS, Company and Customer have entered into an Large Volume Transportation Service Agreement dated December 15, 2006 (the “Transportation Agreement”) pursuant to which Company agreed to transport on its distribution system quantities of gas on behalf of Customer on an interruptible basis, on the terms and conditions specified in the Transportation Agreement; and
     WHEREAS, Company and Customer desire to amend certain provisions of the Transportation Agreement.
     NOW THEREFORE, the parties agree as follows:
     1. Minimum Annual Throughput and Rate. Customer agrees to transport, under the Transportation Agreement, an annual total of at least 110,000 MMBtu (“Minimum Annual Throughput”) during the period June 1, 2007 through May 31, 2012. Customer shall be responsible and shall pay to Company the following charges for the periods indicated or as otherwise applicable:

Customer Charge:	$150.00 per month

Monthly Transportation Charge:	$150.00 per month

Firm Demand Charge:	$250.50 per month (Maximum Daily Quantity of 500 MMBtu times $0.501)

Commodity Charge:	For all gas transported by Customer under the Transportation Agreement, including the Minimum Annual Throughput, Customer shall pay Company the Company’s applicable approved Large Volume transportation rate (“Commodity Charge”).
     All other charges applicable to transportation service provided to Customer, as set forth in Company’s tariff, shall apply to gas transported under the Transportation Agreement. If Customer does not transport at least the Minimum Annual Throughput during the appropriate throughput periods, Customer will pay at the end of each year to Company the appropriate rate multiplied by the difference between the actual throughput and the Minimum Annual Throughput. Such payment shall not be used as a credit for any gas transported in years subsequent to the throughput period.

     2. Transportation of Additional Quantities. Subject to the Transportation Agreement, Company agrees to transport to Customer additional quantities of gas delivered to Company by or on behalf of Customer to Company at such times that there is adequate distribution system capacity, and according to Company’s currently effective tariff.
     3. Term. The Transportation Agreement shall remain in effect for five year(s) from the date service commences hereunder (“Original Term”). The terms of this addendum shall remain in effect after the Original Term until a new agreement can be executed by both parties. The parties agree to negotiate, in good faith, a replacement Transportation Agreement to be effective upon the expiration of the Original Term.
     4. Regulatory Jurisdiction. If any regulatory body directly or indirectly asserts jurisdiction and significantly changes the rules and regulation applicable to the Transportation Agreement, which thereby makes performance hereunder commercially impracticable by either Party, then the party so affected shall have the right to terminate the Transportation Agreement upon thirty (30) days written notice to the other.
     5. Creditworthiness. As part of this agreement, Customer will post a performance bond or irrevocable Letter of Credit to Company in the amount of $145,165 to guarantee the financial obligations to Aquila for any unrecovered construction costs incurred on behalf of Customer. This credit protection will be reduced annually to reflect the volumes delivered by Customer. For each year the Customer consumes the Minimum Annual Throughput described herein, commencing June 1, 2008 the performance bond of Letter of Credit will be reduced, twenty percent (20%), At such time as 445,000 MMBtu are delivered to and paid for by Company, there will no longer be a bond or Letter of Credit required. In the event Customer does take the minimum 445,000 MMBtu or does not pay for such volumes during the term of this Agreement, Company may draw down the entire remaining balance of the bond or Letter of Credit.
     6. Capacity. For a period of five years from the execution of this addendum, Aquila will not require an additional contribution in aid of construction (CIAC) for delivery of natural gas up to 76 dekatherms per hour to Customer on Aquila’s line that runs from the town border station (TBS) to Company’s plant at 10749 Jamesmeir Road, Farley, IA 52046. If an increase above 76 dekatherms per hour is requested, Aquila reserves the right to require an additional CIAC for the increase in load over 76 dekatherms per hour. Aquila does not and will not represent or guarantee that the town border station will have all or part of the capacity to serve the additional load.
     7. Effect of Addendum. Except as otherwise provided herein, the Transportation Agreement shall remain in full force and effect according to their respective terms.

     IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first above written.

Aquila, Inc., d/b/a
Aquila Networks		Western Dubuque BioDiesel, LLC (Print customer name)

By: Name:	/s/ Larry L. Eckhart Larry L. Eckhart	By Name:	/s/ William G. Schueller William G. Schueller
Title:	Customer Relations Mng	Title:	Chairman